Exhibit 11

                       FORM OF LEGALITY OF SHARES OPINION

                                BANKNORTH FUNDS
                              5800 CORPORATE DRIVE
                           PITTSBURGH, PA 15237-7010
                                 (412) 288-1900

                                _________, 2002

The Trustees of Banknorth Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Ladies and Gentlemen:

      Banknorth Large Cap Core Fund (the "Core Fund"), a portfolio of Banknorth Funds, a Massachusetts business trust (the "Trust"), proposes to acquire all of the assets of Banknorth Large Cap Growth Fund (the "Growth Fund") and Banknorth Large Cap Value Fund (the "Value Fund"), portfolios of the Trust, in exchange for Shares of the Core Fund (the "Shares") pursuant to Agreements and Plans of Reorganization dated __________, 2002 (the "Agreements"), included as exhibits to the registration statement of the Trust filed on Form N-14 (No. to be assigned), pursuant to the Securities Act of 1933, as amended (the "N-14 Registration").

      As counsel I have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, I have examined and am familiar with the written Declaration of Trust dated July 7, 2000, the Bylaws of the Corporation, and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

      1. the Trust is duly organized and validly existing pursuant to the Declaration of Trust; and

       2. the Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                    Very truly yours,




                                    Gail C. Jones
                                    Assistant Secretary
                                    Banknorth Funds